Exhibit 23.1

KPMG LLP

Suite 1900

111 Congress Avenue

Austin, TX 78701-4091

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, except for Note 16, as to which the date is July 19, 2025, with respect to the consolidated financial statements of Ambiq Micro, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

July 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.